Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2023, with respect to the consolidated financial statements of Lixte Biotechnology Holdings, Inc. as of December 31, 2022, and for the year ended then ended (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Lixte Biotechnology Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

August 11, 2023